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                                                                    Exhibit 11.1

                                   CORE, INC.

                 COMPUTATION OF INCOME (LOSS) PER COMMON SHARE
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


                                                                  Year ended December 31,
                                                               1994          1995         1996
                                                        -----------------------------------------
Primary:
   Average shares outstanding                                 4,668,000    4,755,000    5,713,000

Shares issuable on assumed exercise of dilutive
   options and warrants - based on treasury
    stock method using average market price                                               561,000

                                                            -----------    ---------    ---------
               Total                                          4,668,000    4,755,000    6,274,000
                                                            ===========    =========    =========
Net income (loss)                                           $(4,699,586)   $ (79,173)   $ 144,025
                                                            ===========    =========    =========
Net income (loss) per common share                               ($1.01)      ($0.02)  $     0.02
                                                            ===========    =========    =========


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